Exhibit (a)(5)(xi)

Boaz Weinstein on the Money Stuff Podcast [Video], Bloomberg, March 19, 2026

Matt Levine:

Hello and welcome to the Money Stuff podcast. I’m Matt Levine. I’m here with Katie Greifeld and our guest is Boaz Weinstein of Saba Capital Management, who is, I feel like we’ve thought for years since the beginning of this podcast about having you on to talk about closed-end fund activism. But man, closed-end fund activism has

<laugh> in, in a new form gotten really hot. So can you, I wanna talk about like what your trade is. So you, you’re out with a tender to buy what, five, 10% of, of, OBDC II, 5% of OBDC II, the, the Blue Owl private BDC at a 35-ish percent discount to marked NAV. So like, what’s the trade here? Like are you like going in the book and like doing detailed credit work and being like, we think this stuff is worth 75 cents on the dollar, so we’ll pay 65. Are you hedging the credit? Are you trolling? Are you, like what’s the, what’s like, like what’s the sort of basic trade here?

Boaz Weinstein:

Why, Matt, do you assume it’s not all the above? <Laugh> -

Matt Levine:

It’s just a lot of things. I’m gonna start. <Laugh> I’m gonna start with trolling. The reason to assume it’s trolling and not all of the above is because I think, I think you mentioned before we started people, people’s first natural question is, do you think you’ll get any?

Boaz Weinstein:

Okay. <laugh> So I’ve read some people, suggest, oh, this is some sort of, PR blitz, like, like I, to get myself in, in the story. We actually had the tenders- It worked. <Laugh> Well, we actually had the tenders ready before the Blue Owl story, - Okay. ... Became a, a huge story. You say the

Matt Levine:

You say the tenders, like for OBDC II or like, like, do you have 15 of these ready to go?

Boaz Weinstein:

We have a few ready to go. We started with two, so there was, you mentioned one of them, the other is, Starwood, SREIT. Yeah. Starwood, when BREIT had its problems and BREIT, being an interval fund that, a few years ago had very high redemptions and was able to actually cure this problem because it was somewhat in isolation. It was BREIT and SREIT, in part because of the rise in interest rates and, the real estate portfolios suffering. They were able to cure it. They did a, a special transaction with CalSTRS and the problem-

Matt Levine:

Basically CalSTRS, like, bought shares at NAV and they used that to cash people out or is that-

Boaz Weinstein:

T hey got to earn a very attractive yield for, I think, supplying liquidity as, as, as needed and sort of just that there wouldn’t be a kind of run on the fund, calm things down and actually redemptions went below that 5%, cap. But SREIT, Starwood, this is 40 almost four years ago, is still gated. And they at some point suspended and now they’re letting out, you know, they let out a certain amount a month and that amount was increased. And so four years later, it’s still gated. And so the, the, the way this all happened, okay, so, sorry that it’s not, trolling, okay? The way it happened was, we learned from some RIAs, some, some private wealth advisors that there was a block of 20 to 30 million from a single group of advisors of SREIT that just wanted to sell.

They wanted out, they didn’t want to wait multiple, potentially multiple years. And SREIT actually, we felt like, you know, the NAV’s actually probably pretty good. It doesn’t have the private credit problems, it’s real estate. BREIT has seen their NAV go up, and we felt like, people need liquidity. They’ve waited now four years. They only got partial and so, and the percentage that’s, you know, in the queue to redeem is very high. And so as that was happening, we also-

Matt Levine:

Did you get the call because, like, you do closed-end fund activism? Like what, like-

Boaz Weinstein:

Yes. Okay. Yes. So they are, they are not close cousins. They’re literally like brother and sister. You might even say they’re like identical twins, but like there’s one thing different about them, you know, the redemption rights, like a closed-end fund. So th- this kind of like history we have in closed-end funds is not just like tangentially helpful. It is front and center the, more or less the same. If there are 40 Act products, they, you know, you know, the, the manager has the SEC to deal with. If they don’t treat their investors properly, we, we have, we can avail ourselves of the courts as we have, in, in closed-end funds. And so, so I, I had tenders ready for Starwood and for Blue Owl because I was aware of outflows. Mm. Then the Blue Owl story took like three legs worse and we went- Start with

Matt Levine:

Start with in Blue Owl. So you were like aware of outflows in particular-

Boaz Weinstein:

Yeah. So like- were like,

Matt Levine:

I’m ready for the private credit industry generally. Or like, Blue Owl particularly I heard of some RIAs who won out.

Boaz Weinstein:

I, I, it was more, it, it was both because it was more like where do you start, you know, and prove the concept. And my colleague, my partner, Kieran Goodwin has been ranting on Twitter in a good way for two and a half years, three years about how the, the BDCs, and, interval funds have over promised liquidity their investors. It’s, you know, you have fire insurance in a selloff that you can get out, but it doesn’t work if, if there’s actually a fire.

Matt Levine:

What is over promising? Because like, I think a lot of them would say, “We promised 5% tenders and we’re doing 5% tenders.”

Boaz Weinstein:

Yes. Here, here’s what I think over promised is, and, and maybe the docs even say this, but to say, in a large selloff or in some scenarios where there’s a lot of fear, you are only, it’s gonna take you potentially years to get your money back. You know, like, like where we say, you know, you have those long disclaimers and then you actually say, “No assurance can be made that an entire investment won’t be lost.”

And you’re like, “Really? Like we’re gonna lose a hundred? Do we have really to say that? “ I mean, they sh- maybe they, maybe they did. This is not my, you know, I don’t have a dog in the fight of like how good were their disclosures. I might need to remodel my house. I might need to, my mother’s getting old, I might need to put, you know, I might need the money and they say, “Well, look, for the last 20 quarters, you’ve been able, you wouldn’t be able to get out of all of it because as long as it’s under five, you’re good.” If it’s 10 and that’s a lot, you can get out of half, five out of 10. But what happens if it’s 40? You know, what happens you’re getting out of an eighth of it and, and, and then of course the, you know, I was gonna bring my George Soros reflexivity book because what about the reflexivity, you know, a term that was overused in finance very long ago, but I think is very apropos here, the reflexivity of falling NAVs, leading to larger outflows, leading to force selling, leading to falling NAVs, and then you’re out in three or four years.

I don’t believe that the retail investor understood that and I wonder if it’s even disclosed. ‘Cause

Matt Levine:

I assume that like no one, I assume that like roughly none of these redemptions are people trying to remodel their houses and like roughly all of it is like people worried about NAVs?

Boaz Weinstein:

No, no. For sure there’s just the general people, some people have cash needs, right? Like they, and, and yes, do they have cash needs and they’re like, “How should I satisfy it? Okay, there’s this thing I’m a little worried about. “ You know, I mean some, like, I don’t want to answer all of the above to a lot of the either ors that you ask me. So, but I, I do think in this case, you know, there is a percentage of people that want their money back because they, because they need the money. I think when you go to like Cliffwater, the shocking number of 14%, you know, which was only 4%, let’s say the quarter before, you can, you can eas- easily argue that extra 10 are people worried about their NAVs or worried that they’re not, that the gate’s gonna shut, you know, that the, that, that, an interval fund can’t actually suspend, a BDC can.

So the products are not the same, but for sure they feed into each other and the retail investor I don’t believe understood that the liquidity of the underlying does not at all match the liquidity of their investment.

Katie Greifeld:

Well, you mentioned brokers and something that I’ve been wondering about in all of this. I mean, Matt and I were discussing on a recent pod that like we live in a disclosure based society and I’m sure that these disclaimers were laid out in the prospectuses, et cetera, but I wonder where the, the failure of communication was, whether it was, you know, on the brokers, on the salespeople putting their clients in this and because it does feel like there’s some structural mismatch of liquidity expectations here when it comes to retail investors in these products.

Boaz Weinstein:

Yeah. So one thing is, and it’s kind of why I have such a hard time getting the managers sometimes of closed-end funds to do what I think is to do the right thing, it’s like, you know, if I say to them, “Hey, you should turn this closed-end fund into an open-ended fund.” You, you know, you ha- you have, out of your AUM, 95% of it are open-ended products and five or 10 are, are these closed-ended products, whether they be, BDCs or actual closed-end funds, why do they fight me so hard? They, they fight me because the value that the stock market, the C-suite will fight me because the value of the stock market will ascribe to an ETF where in theory you can get your money back tomorrow and a closed-end fund where in theory you’re locked in forever, you know, other than my activism is so different to have ... And, and so the lure, the kind of, you know, the, the drug of permanent capital, it sounds so good, not even have to deal with investors.

I mean, Bill Ackman, you know, benefited so greatly by this structure where he moved his hedge fund to be a closed-end fund- mm-hmm. ... Because when he went through his drawdown and he did great, you know, since 18, people couldn’t leave. And, and they left the by way of a, a 25 to 35% discount, which he also sopped up by buying back a quarter of the shares, something you don’t see FS doing with FSK. So, so the, the thing is, the reason you ask about the disclosures, it, it’s kind of, on the one hand, the sales commissions were so large to draw people to wanna sell it, the, the private wealth and that, you know, that I think is a scandal. I think it’d be nice if the clients know exposed what their trusted advisor was paid for putting them into this thing my grandmother used to call Drek.

I don’t know if that, is a technical term, but it, if anyone understands Yiddish, they know what I mean. <Laugh> And, and so that, you know, so there, there are gonna be those questions. How much were you paid? You know, how much ... Okay, I have this thing, what were you paid? Oh, you know, and so, so that, that’s interesting. And then the second part of it, you know, is that maybe there was some, like, benign, you know, ignorance, but really the s- the seeds of the, the destruction of these products are really rooted in the desire for the manager to raise retail money, but having to do it in this way where retail says, “Am I gonna be able to get my money back?” And you, you offer these clauses and these terms to bring them in because you want that permanent capital.

Turns out it’s not so permanent. And by the way, it’s not so permanent because, because it’s a 40 Act product, the board could be replaced and they could fire the manager, just like, just as we’ve done in closed-end fund.

Matt Levine:

This is what I was gonna say, like, when, when I first started writing about your, tilt at Blue Owl, I got emails being like, “He’s gonna take over the fund, replace the manager, get the fees.” I feel like with a 5% tender that’s not, like, top of mind, but are you, is that, like, a possibility for some of these? Like, these seem big and, I don’t know.

Boaz Weinstein:

Yeah. Drawing from the lessons of closed-end funds in the same way that retail was, in some cases, cheapish enough to, buy what was sold to them. You know, they didn’t call their broker, as I’ve already said in a prior podcast, a famous president of a very large fund said these products are sold, not bought, they didn’t call their broker to say, “Get me the latest interval fund,” as if they even know what that nomenclature means. They were told this, you know, you want yield, you’re 73 years old, this is gonna give you a nice yield, great manager. So, you know, the, it, the, they often will, will even vote in a way that harms themself as BPRE just did in December. It just became a stock, and they went from being able to get it now to now nursing a live 30% loss, extra loss.

So, so, in order to actually take one of these over, you’re gonna have s- the, the manager tell the, tell the clients, you shouldn’t listen to them, and a lot of them are actually going to not listen to the, the activist, but imagine this, Matt, okay, we say, “We’re gonna do no fees for a year.” Okay, how do you like that client? And then, as long as the fund is below a 30% discount, all cash flow will, we will buy it back in the open market, so- Yeah. B- Okay. Yeah.

Matt Levine:

You really wanna talk about publicly listed closed-end fund activism, but I wanna talk about OBDC II.

Boaz Weinstein:

Oh, okay. I wanna talk about this- I’ll stick with that. ...

Matt Levine:

Private BDCs.

Boaz Weinstein:

I’ll stick with that. <Laugh> I was not even talking about closed-end funds. I was talking about, I was talking about public BDCs.

Matt Levine:

Yeah, yeah. Okay, fine. But you’re not tendering for Public BDCs.

Boaz Weinstein:

I might be buying some of them. Yeah, sure. Okay, fine. So let’ stick, you’re right. The, the thing we did was- The

Matt Levine:

Interesting trade is tendering for the private use.

Boaz Weinstein:

Yeah. So, okay. So if we tendered and got more and more and more and more, the same thing, the same point would be made, I think in order to

Matt Levine:

I’m not even sure if you can dig over a private BDC.

Boaz Weinstein:

Yeah. N- I haven’t really looked into it. So it, this all started with, let me dip my toe in a space where people wanna get out and they don’t have a way of getting out in the, in the pace they want to and we’ll, we’ll learn as we go and learn from the lessons of, of closed end funds. So yes, we, we had two of them ready before Blue Owl became a thing. We have others ready and we and the market are super curious, are we actually gonna get hit?

Matt Levine:

Mm. And you don’t know if you’re gonna get hit yet?

Boaz Weinstein:

It’s too early because first, it’s like this clunky process that makes it hard to get it. It has to, they have, they have to get it mailed to them, and there’s a long form to fill out. And the thing that arrives in the mail is accompanied, it’s sent by the manager, and it’s accompanied by letter from the manager saying, “Don’t do, we don’t recommend you do this. “

Matt Levine:

I thought you had said somewhere that Blue Owl was supportive of you, but like, is, is that like, is, is there some level of supportive between like saying, “You should do this in the letter and say you shouldn’t do this in the letter?”

Boaz Weinstein:

Oh, okay. So I’ll, I’ll look. I’m on, I’m on your podcast, I’m all about radical honesty or, where possible. So when I, when I say that, so first, SREIT has already said to their, investors, we don’t, we recommend against. Yeah.

Katie Greifeld:

Okay.

Boaz Weinstein:

And so the letter of ours will be accompanied by theirs from them saying, “Don’t, you know, we don’t think you should do this. “ What did I mean with Blue Owl? I know two of the founders, you know, pretty well and, and so when I, when I did this, I happened to have written to them to say, “Hey, by the way, as I go into this, I don’t have an activist angle. I’m just here to provide a bid.” And, and they wrote me saying, you know, I’m not giving away states here because I remember sitting back saying, you know, let’s continue to have a dialogue and we, you know, we like each other, this and that. And so like I didn’t get any hate or any anger or anything like that. And so that was, that was my, take. Now, I, as far as I know, they have not commented on, on whether- They

Matt Levine:

Can’t really recommend-

Boaz Weinstein:

But they could say silent.

Matt Levine:

Fine if, if they’re marking it at 100, right? I mean-

Boaz Weinstein:

They, they, well, I think someone could say, while we think the portfolio is really attractive, we understand the liquidity needs of the clients may require for them to find a way to sell, you know, I think there’s many ways to say, you know, you like something or you don’t like something. And I, I think there is a world where, where they could be more neutral than, Starwood was, but we’ll see what they say. I don’t know.

Katie Greifeld:

I am curious, I mean, what you make of the marks when it comes to some of these Blue Owl funds that you’re tendering for because, I mean, are you, the fact that you’re going through with this trade or, you would like to execute it, I mean, does that in, imply that, you know, you think that the NAVs are accurate or is it just maybe there’s somewhere between, you know, a 65%, discount and 100%?

Boaz Weinstein:

You know, I actually don’t think we bid conservatively. I was, I was somewhere in New York, last Friday.

Matt Levine:

Your initial announcement was 20 to 35, then you bid down 35. <Laugh>

Boaz Weinstein:

Well, 20- It’s a little conservative. Yeah, well, I was capturing, Starwood in, in there too. But because Starwood I think we bid, 27. Yeah. Yeah. So I ran into somebody who said, “You’re gonna get hit on all of it, you didn’t bid low enough because- Oh, wow. And he’s like, You’re focused on NAV, but you should be focused on GAV and, you know, it’s really looking at like the gross assets and if you d- if you, you know, it’s like it should-

Matt Levine:

Yeah, you were saying this before, I think we were filming that a 35 discount is not what it sounds like because these are levered funds, right? You wanna just-

Boaz Weinstein:

Sure. So some funds are very levered, some are, you know, 0.75 levered, some are 1.5 levered. That, that means leverage on top of, you know, a dollar of stuff for the dollar that was given. So let’s just say it was, you know, a turn of leverage. If you buy something at minus 30, it’s like you’re buying each loan 15 points below, not 30 points below. But then, to your question, you have the fees and some of them earn fees on like what’s distributed so they could somehow even with all these price declines still earn, still earn fees. Some of them have high watermarks that don’t have catch up, some do, but like there’s, there’s the management fee that comes out of it. You know, I don’t think, I think it’s safe to say that we don’t think that there’s a lot of manager alpha these days in that space, so like those fees are gonna be eaten away, those are not like for their brilliance.

And then you have, on top of it, you have a NAV that everyone knows is too high. Okay, so let’s leave aside where does Blue Owl rank in that continuum, but I think, I think I, Apollo is the firm that I, Apollo and Blackstone, the firms that I have, incredible respect for. Blackstone also recently for how they treated their redeeming shareholders, and I have some, a bunch of new counter examples. And, and Apollo I think is considered the most conservative on the marks, but the marks are falling as we speak. So, so if you have NAVs that are too high across the board, even if they’re more than too high at certain places, you also have to take that out of the discount. So what is appealing? Okay, so now that I’ve like said what’s really bad about it, you know, okay, you start with, you have 15 and then it’s after fees 13 and then you have the markdown is that at least those funds do have the ability to get back 5% per quarter.

So if they, if they have only 15 redeem, you’re gonna get back a third of your money in, in a quarter. But the way it’s going, it was one, then it was four, now Cliffwater is 14, boy, you know, someone should set up a Polymarket for what cliff water redemptions are gonna be next quarter and we are aware, I’m not sure how much detail it’s worthwhile going into in this podcast, but we are aware for some managers of marks on chunky positions of second lien, or, you know, other things that are not first lien that are off by, compared not to our model, but compared to other funds, how they mark as much as 25 points. Between the way, you know, Jamie Dimon now has remarked the portfolio is Wells Fargo far behind, that constrains the manager on, on their leverage, their ability to leverage, because of, you know, the, the mark to market for the, the leverage facility.

I really think this could be a systemic nightmare. And, -

Matt Levine:

Do you have a sense of how, like, how constraining the, the markdowns are for the leverage facilities? Like, I gather these places are run at like less leverage than they could be and like have some headroom there, but maybe that’s not true.

Boaz Weinstein:

Yeah, I think most of them are not near their, not near their leverage cap, so you would need a, a decent decline. But also just you can see the banks even just pulling back and, you know, why are, why should they continue to lend at the same levels with the, or the same terms, you know, just like you saw in 08 where prime brokers pulled back. So you’re, you’re probably right about that, but, but at the end of all that, so then why did we bid? Because it’s, it was a place to start. We are short at, you know, public debt-, At, at what I termed really optimistic level. So buying it at down 35, even with these adjustments, it’s probably gonna be an okay investment-

Matt Levine:

You say you’re short public debt, like what, like, like your short, like- Like high yield? You have like a matched like high yield debt against getting long this stuff or like is it, is it, am I missing something like that?

Boaz Weinstein:

Yeah. A huge part of our capital is to provide investors tail protection. And so we, our domain expertise is credit derivatives and so the, liquidity in, in, in high yield credit deratives is such where you can put on tens of billions. And, and so I have that as a short, in some sense, this at a discount fits as a long because if we’re right, and if these buys at minus 27 or minus 35 are bad buys, you know, look out below. And I, I will point you to when the Cliffwater news came out, since that minute-

Matt Levine:

You say that- ... High yield has been suffering compared to- Yeah. I was gonna say, you say look up below, like is, is there like a, is there like a scenario where like the stuff you can be short in high yield totally diverges from like BDC software loans? Like ...

Boaz Weinstein:

Right. So you’re bringing up a good point about basis risk. Right. This is not a match trade. But, and the average company in the high yield index is quite a bit bigger and even better than, a private credit portfolio. So, you know, leave it to the ingenuity of Goldman Sachs. Now they’re pitching total return swaps on private credit portfolios. People want more of a one-to-one–

Matt Levine:

Are they pitching it to you? <Laugh>

Boaz Weinstein:

No, to everyone, to everyone. Sure. Yeah, yeah. But, -

Matt Levine:

You might need it. <Laugh>

Boaz Weinstein:

But, but also, you know what, I, I, as I saw in COVID, sometimes people who can’t sell the thing they can’t sell will sell what they can sell. And, and so private credit can certainly infect public credit. And when I say what I saw in COVID, you know, if you ask me ... I mean, I often say, like, my imagination and the markets is not great enough. First of all, I don’t think people’s imagination here is great enough because so many people think we’re gonna buy none.

Matt Levine:

I think that when you say, like, people think you’re gonna buy none, like, it’s really, it’s like such a classic, like, like market maker adverse selection question. Like you’re either gonna buy none or you’re gonna get filled and you’re gonna probably immediately regret getting filled. <Laugh>

Boaz Weinstein:

Probably if we get filled and oversubscribed, our next bid is, you know, decidedly lower. Sure. I’ve never been in a spot where, like, that information, that alternative data set, if you will, is so desired by the market because it ... Actually, I’d be curious about a Polymarket on that too. Sure. , but like, like- Like we’ll

Matt Levine:

All be ... We’ll all learn something if you get filled.

Boaz Weinstein:

Yeah. And it’s not till April, by the way. Like, - Yeah. But, like, if we get filled, I mean, there’s a lot of people that think we’re gonna f- on none. So as you said, so what, what does it mean? I don’t even necessarily- I mean, I think

Matt Levine:

My instinct is you get none because, because of, like, the experience, and this is now a long time ago, but, but when they tried to convert to the public ... When they tried to convert OBDC II to a public BDC, which was, like, the public BDC was trading, like, down, you know, 20, 20% something-

Katie Greifeld:

Uh-Huh.

Matt Levine:

... And the shareholders revolted. So my ... I like extrapolate from that to, like, the shareholders certainly don’t want to sell to you down 35%, but, but that was months ago and-

Boaz Weinstein:

That was months ago. And I think the difference is the collective will of those shareholders versus the in- individual action of, of ... ‘Cause Again, you know, - You couldn’t

Matt Levine:

You couldn’t get 50% to vote for it, but can they get 10% to sell to you?

Boaz Weinstein:

Yeah. Like, like, there are gonna be some people that actually think our bid is high and will sell to us. And there are some people that think that they actually really need the money or they’re afraid of marks coming down or getting gated, worse. So I’m ... I would say, I don’t know. Like, I don’t know, like, you, you know, I’m, I’m gonna wait. And also the form in which it occurs, it makes it hard to get filled, but I’d be surprised if we didn’t get some.

Katie Greifeld:

Well, I’m curious, I mean, this is something that we were talking about and, that makes the good point. We’re all gonna learn a lot if you do get filled, but is this the cleanest trade that you could have put on because, you know, you mentioned that your short public credit, you’ve said elsewhere that, you know, your long blue owl stock. I mean, somewhere within that, is there, would there be a cleaner that’s a clunky process, it involves mail, there’s scary letters being tossed about, and this isn’t happening until April. So, I mean, is, would there have been a cleaner, more efficient way to sort of go about this trade or, you know, why specifically like this?

Boaz Weinstein:

Right. So what you could do is just try to buy individual loans that you like because they’re, they’re for sale, you know. The thing is, that kind of, secondary market for loans, in some sense, it’s very competitive because the loans that they’re gonna be willing to sell to you at 88 instead of 98, maybe you’re not the ones ... You know, so, so first it doesn’t play to our strength as, like, we’re not a deep distressed shop. And, you know, it’s better than buying a thing at 88 that someone wants to sell to you at 88 and out of their whole portfolio is buying the whole thing at 65, and, probably. So I think it is pretty clean if we get it. The mess is in doing something new for the first time. Mm. This will be really the first time this has happened. , And, and operationally, it’s ... God, is that, it’s, it’s, you know, you’re writing thousands of tickets. , They’re pretty ... Some of them are really small size if it happens. So I, I, I think the danger is we’re early. Like, we, we’re gonna lose money on this first trade.

Matt Levine:

If you get, if you get it, like, how do you get out of the trade? Like, is it like you put in your 5% every quarter or is it, like, you like call them up and cut a deal or is it you just hold it until, you know, 20 years or ...

Boaz Weinstein:

I will be in line like everyone else and I will get my 5% a quarter, -

Matt Levine:

Which you do that because, like, clearly you think value is somewhere between 55 and 100. <Laugh> Yeah. 55 and 95.

Boaz Weinstein:

Yeah. No, by the way, one, one thing I learned my first year at, at, Goldman Sachs as a summer intern is, because I didn’t know much. I knew that, like, if you have a coupon of eight out of par and the price goes down, the eight goes up, your yield goes up. So now let’s think about it in the context of this fund, your yield, instead of, you know, getting 7% at 100, you know, you’re getting 11%, you know, or 10.5% at 65.

Matt Levine:

So you’re clipping your checks from Blue Owl. You’re get-

Boaz Weinstein:

You know, you’re, you’re, yeah, you’re getting an, an enhanced coupon, let’s hope the NAVs don’t come down so quickly that you have, you know, principle losses.

Matt Levine:

No, I’m gonna ask you, like ... Okay. So there are people, there are dentists who are trying to get out who are very bearish on this. There are you who are a bidder at 65, but, like, sound pretty bearish on, like, broadly speaking the portfolios of private credit. And then there’s the people around these funds who say they’re pretty bullish and that this is all overblown and, and that they’re still getting institutional inflows and everything’s marked at par and whatever. I have written, like, if I were running, like, say Blackstone and I were putting in my own money to cash people out when they were asking to redeem, I would be pretty annoyed that I was doing it at par and not at 80 or 90. You were offering at 65. And, like, Blackstone can’t really do that because, like, they have 40 Act obligations and, like, it’s a marketing disaster.

But, like, I was thinking there should be, like, a round robin where, like, Blackstone is bidding 80 for, like, Black, for like HBS’s loans and HBS is bidding 80 for, like, Blue Owls loans and everyone’s bidding 80 for each other’s loans because,

Like, it’s just like, like, you have your pr- you have the publicly traded BDCs, like, closed-end funds, right? Which is like trading like 60, like 80. You can, you can go do a tender if you want, right? But like then you have these private funds where you could, you are doing a tender at 65 and you might get filled. Like why aren’t the managers trying to buy back their own stuff at 65 when they think it’s worth 100?

Boaz Weinstein:

So without trying to flatter the, the interlocutor, you know, like I really, I read what you said and I, and I thought that’s so interesting. Why don’t they just each buy their own stuff at, at 80 if I’m paying 65? Right. Here’s the problem with it. This is the irony of it. The 80, to pay 80 when their own BDCs are at 60 only makes sense if they’re gonna redeem, right? Like if, if they buy it, like h- like why does 80 make sense? 80 makes sense only if you can get back 100 s- you know, s- sooner. Why would you not wanna buy more and, more or less the same portfolio at 60? People, people are selling FSK at 48% today. Wh- you know, why not, why not buy that back? You’re saying like the

Matt Levine:

You’re saying like the manager should buy its public BDC rather than it’s public.

Boaz Weinstein:

Yeah, you don’t have, because the public BDC doesn’t have the 5% a quarter put. Yeah. So, so if someone’s gonna pay 80, they’re gonna pay 80. I just said, you know, like the whole basis of it is so you can redeem. So Goldman Sachs is gonna redeem from, you know, or whatever, whom, you know, manager A is gonna redeem from manager B and manager B and redeem from manager A. Well, okay, but so maybe that’s a good trade, but it’s not like, in some ways it’s almost scary like, like then it’s just the kind of, you know, kind of craven, you know, like they, they don’t even believe in the, in the value of it. They’re, they believe in, in just the, the structure giving the 5% a quarter, and that would be much less bullish signal. But yes, if they did that, they would be, they would, they would have a higher bid than me and they also have, they also have, their, their GP stakes to justify, you know, overpaying, if you will.

But, but I think when you see all these BDCs at really big discounts, public BDCs, it’s really hard to justify private BDCs at much smaller discounts. And that’s, that’s, and that’s what you’re talking about here.

Matt Levine:

Yeah. I guess that’s right. ...

Katie Greifeld:

When it comes to this trade, I also wanted to ask, you know, in both the example of Blue Owl and with Starwood, you partnered with Cox- mm-hmm. ... I believe. I had never heard of them. They’re based in Philly, they were founded in 2020. Why go the partnership route? How did that come together? Like, did they approach you? Did you approach them? How did it happen?

Boaz Weinstein:

Yeah. So, from just our activity in closed-end funds, we developed a, following of, you know, there’s people that appreciate what we’re doing in closed-end funds and John Cox was one of them. Mm-Hmm. And so we developed a relationship and he has his expertise with the, private BDC market and he’d been doing in small size these kinds of transactions. And so, you know, it’s, it’s something where we felt since, he was aware of the flows in that market better, certainly way better than us, it would be a, a very nice partnership. And, and that’s one also that was forged through, through Twitter. Like, you know, he re- replied to a message I wrote many years ago. And so I, I actually have to say like, in these last two weeks, I’ve learned so much about private BDCs thanks to, people coming out of the woodwork to send us their analysis.

Matt Levine:

You have any sense of the, like, so, you know, like you think of private credit, there’s like a big institutional draw down fund, you know, SMA business and then there’s like the sort of retailish BDC stuff. Like, do you have a sense of what the, like, institutional funds take ... Like, like you’re trying to do a trade at like a 35% discount. Like is there an equivalent mark in like the institutional market? Like, is there a, are there comps in that market?

Boaz Weinstein:

Yeah. So, you might imagine that aside from our phone ringing from, reporters, it’s also-

Matt Levine:

Your phone is ringing from like institutions who want to unload stakes?

Boaz Weinstein:

Institutions that are very curious because they have these same kind of positions marked at par.

Matt Levine:

And you’ll, they’ll ask if you’ll buy at 65?

Boaz Weinstein:

No, no, no. They’re, they’re, they’re like wondering, are we gonna get hit at 65? And, and if the answer is yes, and you’re that institution, do you not redeem some at 100 the way you can and then go buy this at 65? Like, you know, like because again, I think there’s a huge re- reflexivity here that, you know, and even if, even if I can’t, okay, even if I can’t, I may get in on little to none, the existence of these portfolios in public BDCs at 60 cents on the dollar, forget about 25 cents discounts, 40, 50 cent discounts, you know, maybe those are the more extreme, but at least 30% discounts for, for really great names is a huge stain on the manager’s ability with a sophisticated investor to get them to buy new things at 100. And in fact, if anything, you know, not, a lot of these institutions are not really trader, you know, Joe Trader like they’re gonna sell and buy.

They, they’re thinking about relationships and also long-term movements, but, it is hard to understand why their, their, clients are not well served by redeeming a fund at 100 and buying that same manager’s fund at 70. Even, for example, I, I’ve said some great things about Apollo. I, I’ve known Jim Zelter since I was a kid. He’s, he’s such a good guy and, and runs credit there and I’ve learned so much from him. But even like an Apollo BDC is at a 30 discount. So, so like that trade of, in the, in the vehicles that allow now redemption, like a, like a private BDC, but, you know, lots of other kinds of things, how do you not, in a sense, sell manager A at 100 and buy manager A at 70? -

Matt Levine:

‘Cause You keep reading that, like, there continue to be institutional inflows into the, into like the drawdown funds.

Boaz Weinstein:

Not, not only that, I’m shocked. Like I, I, I keep coming back to how beautifully Blackstone has handled this and treated their investors. We saw, for example, I believe it’s HPS, which kind of top tick to sale to, BlackRock when you look at the GP stakes of, of all their peers and, and HLend, so one of their funds had about a lot of inflows and they had more than 5% outflows and they chose to only pay out 5%, but they could have paid out more than five and, and they, and they had en- enough coming in that it like, you know, unless the logic, it’s like perverse that you say, “Well, if I pay out more than I’m telling people they should redeem more,” , you know, I don’t even, like that, I don’t know if it’s game theory, but like if I got, if I got 6% inflows and I had 6% outflows, you know, I, I mean, I work in a hedge fund.

We have investors that want their money back quarterly and we just hand it to them. But this idea of like, no, I’m gonna get you, I’m gonna suspend you, I, I really think the managers that do that stuff, and especially the ones that convert to a closed-end fund like Blue Rock did, they are destroying the value of their brand, and if they don’t think they are because their investors are too unsophisticated to understand it, you know, they might be right for a little while, but I really, I, I, I am surprised that more funds are not acting like Blackstone and paying out extra redemptions to say, “Come on guys, you know, we’re, we’re going to actually treat you really well.” And, -

Matt Levine:

Yeah, I, like, I’m sympathetic to, like, what HPS said is, you know, <laugh>-

Boaz Weinstein:

We promised.

Matt Levine:

No, and, but also, like, spreads are wide, so we’re gonna put money to work, right? Like, we’re in the business of making loans, like, we have inflows to make loans and we’re gonna make loans with our inflows and there’s a reason that this, there’s a reason there’s limited liquidity here, which is that it, like, the underlying product has limited liquidity and, like, we’re not gonna just, like, shut down our business to give you money.

Boaz Weinstein:

Back. But they wouldn’t have had to. They had more inflows than outflows. They could have paid more than five.

Matt Levine:

Like, what, like, what I believe is they had, like, something like 9% requested outflows and, like, they had more inflows than the 5% paid out- Yeah. ... Not more than the 9%. But yeah, but so-

Boaz Weinstein:

Yeah, they could, they could have, ... Right. So I, I’m used to funds shrinking and rising. I, you know, I launched in a very hard time in 09, went up to 5.4 billion. We, we then were as low as one and a quarter billion. We paid out every outflow and we didn’t, we were like, “Here’s your money. I hope you come back.” But this, like, kind of, we only owe you five, yeah, but the manager does have an ability to go to seven, and so you, you, you could. And when Blackstone had more than seven, they, they actually solved it through this, like, extreme action of paying 100 as, you know, you were saying, why didn’t they pay 80? So I, you’re right, there were, HPS is well within its rights to do it, and I think really well of them as a, as a manager, but, I, I think I would have done it differently.

And I, and I think these BDCs at giant discounts, that’s, these public BDC, that’s a whole other topic that has some interesting nuance, that I, that I’d love to talk a bit more about if you like.

Matt Levine:

Do it. Yeah.

Boaz Weinstein:

So, you know, I’m, I’m, I’m not only making the news in this Blue Owl thing, but I’m also watching the news and I watched this, conference call, and, you know, FSK is run, in part by, somebody that I think very well of and worked well with at Deutsche Bank, Dan Petersack and, and I, I, I really like Dan. And, and I don’t, I don’t know, whose voice was on the call. I like saw this on, on Twitter, but basically this analyst from another fund asked a very, asked so gently a question where I would, you know, in my, my, Charbel blows from closed-end funds, I would have been a little bit less, you know, I’d have been polite, but like he was super polite. He’s like, so your fund, is trading at a 50% discount to book.

You have these, you have some loans ... I’m gonna paraphrase. You have some loans that came due that you got paid your money back, you got some coupons in. Why do you continue to make new investments when you can buy back your portfolio at a 50% discount? Now I’m gonna paraphrase. If the NAV is right, that’s 100% guaranteed return. If the NAV is wrong and it’s not, shouldn’t be 100, it should be at 80, it’s a 60% guaranteed return. So any kind of like, wow, I can make a new loan at 500 over and I can make an 11% awesome loan or a 13% awesome loan. So what’s really going on is you don’t want your fund, which has a NAV of 5.6 billion, but is trading at 2.8 billion, you don’t want that 5.6 to shrink because you’re paid fees. By the way, the repeat fees on NAV.

You know, you, you invest in these funds at this discount. They’re paid their fee on basically twice the price. You don’t want to shrink. And so when they don’t go into the market and buy back shares at a 50% discount, which is 100% to the upside, because they want to make a new loan at 12%, greed is laid bare.

Matt Levine:

Yeah. I mean, I, I, I get that. I, like, I wonder, like, I feel like the last six months until the last two weeks has been a lot of talk about putting, about, like, retailizing private credit. And if I were a big manager, I might think I want to have a big listed retail private credit permanent capital vehicle for the long haul to put into 401ks-To, like, have been my flagship public vehicle and earning 100% return by shrinking that down to where does it, you know, to the thing- Where does it end? Yeah. Like, like is, is shortsighted. We’re in a, we’re in a tough- Yeah. ... Like optical period for retail private credit, but like if your long-term vision is you wanna have a huge permanent retail private credit vehicle, then like buying back shares hand over fist is the wrong move.

Now I take your point that maybe it’s the right move because it’s like shareholder friendly and-

Boaz Weinstein:

Well- ...

Matt Levine:

You know, accretive.

Boaz Weinstein:

Handover fist doesn’t mean buying back 100% of the shares. Yeah. If you said, “I’m going to have a fee holiday because I’m, we’re so sorry that your stock’s gone from, you know, X to, you know, 0.4X, we’re not gonna charge fees for a year, and we’re gonna take all cash flow and buy back stock as long as the stock is at least a 30% discount, and we’re gonna do that for a year, and at least up to 25%, okay?” Then they know they have 75% left, okay? But in doing so, they would be raising the NAV point by point by point, which would make the discount even bigger if the stock didn’t go up, okay, because the NAV would be going up, and so the discount would be ... So they actually, for buying back 25% of the shares may only shrink, in my view, 10%, 15%, but they would have been a manager that did the right thing.

They raised the NAV up, which had raised the price up. And I’ve seen ... So this is where my history with closed-end funds is so useful. You know, I saw my friend who runs Neuberger Berman do that for a high yield fund, and that fund, after they did a tender with us, which was very hard to get them to do, that fund was able to issue equity and all of the buybacks they did, they were able to raise even more money in the secondary market issuing at a premium, a high yield fund. And so I think it is, it so behooves managers, not to pick one name, managers of BDCs trading at a more than 30% discount to shrink, to grow their NAV, but to show their shareholders that they care about them.

Matt Levine:

Do you have a, like, what do you think they’ll do? Like what do you, like, what do you think like the, you know, like we’re sort of, I don’t know, halfway through this quarter’s like BDC, private BDC redemption requests, we have all these stories about public BDCs trading at discounts. There’s gonna be next quarter, you know, who knows, right? Like, like what, what’s, like, how’s this gonna shake out? Like how are people gonna ... Like is it all gonna be you tendering for stuff or is like- ... Is someone gonna find a solution?

Boaz Weinstein:

All me. The, this whole space is like 700 billion. , I think, I think that the, the kind of rolling, that there isn’t uniform everyone on the same day, you know, votes. So Blackstone maybe because they were the best manager were able to give, or one of the best managers are able to give their investors the least amount of time. And, and so the investors had to notify the Q1 redemption at the earliest date. So Blackstone was the first to announce because they have that brand. I think if Blackstone had not announced 7.9, there would’ve been less redemptions with everyone else. Hmm.

Matt Levine:

So yeah. And yeah, so like- Like I think it clearly, like everyone sees the last one-

Boaz Weinstein:

All right. And now people saw Cliffwater and Blue Owls still open for redemptions.

Matt Levine:

Right.

Boaz Weinstein:

We’ll see. , So, you know, and once you go to like-

Matt Levine:

Yeah, and then like what, like what do they do? Like you get 15, 20-

Boaz Weinstein:

Yeah.

Matt Levine:

Like what do you, what do you do about

Boaz Weinstein:

It? Well, so let me argue against myself. ‘Cause

Matt Levine:

There’s, there’s the HPS example which like- Yeah.

Boaz Weinstein:

You know, a

Matt Levine:

Lot of people in the private credit space were like, that’s, that’s, they did, they did the right thing for an illiquid product.

Boaz Weinstein:

Okay. I know

Matt Levine:

You disagree.

Boaz Weinstein:

Well look, I don’t even, no one made me the head of these firms. So like, like that’s just my opinion. If they’re just gonna pay out 5% a quarter and those, redemptions are going to keep rising as they did for, for example, Starwood, they’re gonna have a multi-year problem where it’s also gonna be hard to raise new funds,

You know? , And, and then they’re gonna be exposed to what’s happening in private credit. And again, I see, I don’t have to be a Merlin to know that the NAVs are too high at all of these funds and they’re, they’re not only too high because they, it’s too hard for them to mark them down, you know, like they’ll mark down what they observe and then they’ll do some like matrix pricing, but JPMorgan just marked everything down. So doesn’t everything then have to come down? So, so I, I think that, really, if the, if the idea is just, just pay out the five, okay, so, so there’s gonna be this huge queue and let’s hope things stabilize, you know, Blackstone was able to stabilize BREIT beautifully and maybe it, maybe it doesn’t become as, as bad a thing, but at the same time, I, you see all these forces together from the default rate rising to the kind of NAV recalibration, you know, so it’s not hard to see it getting really bad.

And so I wanted at least say like on the one hand, when finally the bottom comes in, this product will be really attractive. Just like in ‘08, closed-end funds got destroyed, but in 09 when it was time to buy, you’re like, wait, I get to buy the high yield market at the lows and I get another 30 points discount on top. Like this will be a great long at some point. I think I’m early with this first tender, but I think, I think where we priced it will probably do okay.

Matt Levine:

Do you think like, you know, when I talk about like how is this going to shake out how the manager’s going to do it? And you mentioned BREIT as a shining star of what you should do. Like, is there a play like that here? Is there like getting institutions to sign up to do something like what you’re doing, you know, like to, to, to provide liquidity? Like is, like is there, because again, like the thing that troubles me is like the talk is the institutional market is still pretty good, right? And, and that’s, it’s like a strange disconnect from like the dentists redeeming.

Boaz Weinstein:

Yeah. I mean, you know, if only there wasn’t that pesky thing called public BDCs- ... And we could, we could wonder about the thought experiment of Saba bidding 65 cents when there’s the real world examples of tons of stuff at 60, 55, 65, 70. So, so like, yes. You can, you can have this kind of cognitive dissonance where the manager can still raise new money at NAV while their old money is at, from, from smart investors while their old money is at 70, because someone has a bucket to make new private credit investments, but they don’t have a bucket to do BDCs because they don’t do tickers, they don’t do more, you know, that, that gets to another thing, back to one of your recent guests, okay, who I have like huge admiration for. Like I think, you know, if I, if I had to be like on a desert island of somebody, I think it’s Cliff Asness, okay? <Laugh> And, and not just because I get to put, you know, sunscreen on his, on his bald head to protect him. <Laugh> But, but also, we were just, by the way, coincidentally in Milan, during the, US, hockey game was just an amazing, he’s a huge hockey fan and I’m, I’m aspiring, but when he talked about volatility laundering, like he’s really like the, the father, this whole like the bug becomes the feature.

I want to just tell you really

Matt Levine:

I hear that all the time. Okay. Like his point that like people want illiquidity and like arguably- Yeah.

Boaz Weinstein:

...

Matt Levine:

You know, public BDCs traded 70%, traded a 30% discount because they tell you that and private credit brought on funds that don’t trade at a discount because they don’t tell you that.

Boaz Weinstein:

So, so there’s a moment in April 2023 when, I kind of howl at the moon because I saw one pager from Cliffwater that, that professed an 11 Sharp in their, in their fund and, you know, we all know 11 Sharp takes you back to like the land of the dinosaurs when, when you would have had, you know, a big, a big drawdown. But, but this thing where private credit gets marked every month the same. So I kind of held at the moon, Kieran Goodwin howled at the moon and Cliff jumped in, in, in that debate and, you know, and I was thinking about that conversation- Who are

Matt Levine:

Who are you debating against?

Boaz Weinstein:

Our, we’re just, we’re just howling it into Twitter. Twitter first. Just the voice.

Matt Levine:

No one is like, no, that 11 sharp is Right. Okay.

Boaz Weinstein:

Yeah. Well, obviously Cliffwater put it on their page, you know, so, and you know, all right, I think I’ve said enough about them, but, but, but the really story is about you- I don’t know

Matt Levine:

I don’t know how much of this we’re going to air. <Laugh>

Boaz Weinstein:

Oh my God. The story is a year, the story actually continues, to September. September, I’m sitting in the office of the CEO of a really, venerable insurance company and, and they wanna, they wanna, they wanna put my closed-end fund product on their platform. And it’s made, you know, according to, you could look at the ETF on stock exchange, let’s say we made 12% or something, okay? And he says, “You know, here’s my problem, you want me to pay these fees.” I’m like, “By the way, they’re not two and 20 or whatever, but, but I want a fee discount.” And I said, “Well, we’re capacity constrained.” And he said, “Well, but Apollo is giving us a fee discount.” And I said, “Well, but Apollo has basically unlimited capacity to keep making more private credit.” And he said, “But you don’t understand, my investors for the last three years have received 1% a month like clockwork, one every single month, 12 a year, you know, with leverage minus fees, somehow they were able to get 12 and, and no, and literally zero mark to market volatility, back to the Cliffwater sharp of 11.

You on the other end have made 12, and there’s plenty of volatility, and how can I justify paying your fees when I can get the 12, you know, real easily?” Now, I had a call with that investor yesterday, okay? That investor is so curious because there are, there are super long lots of, private credit funds, they are super curious if I’m gonna get hit, but they’re also in super pain because they’re seeing what’s happening to private credit, and so, you know-

Matt Levine:

What kind of pain are they in? Are they still getting 1% a month?

Boaz Weinstein:

Nope, because, you know, SOFR went down, because, you know, some loans made it 500, they’re now at 350, and, so distributions were cut. By the way, what started the ball rolling with outflows were distribution cuts, and retail investors were like, “Wait a second, you, we had a deal, you were gonna pay me 1% a month, now you’re only paying me 84, 84 basis points.” And so that kind of started the, you know, back to the, back to the, the quote, you know, no, no Snowflake ever believes it started, you know, it’s in the, it started the avalanche. And so, so that investor is now facing, you know, the first brand’s default, the, the tricolor default. And so there’s, there’s the problems of defaults, the problems of mark to market write downs, the problems of outflows, the problems of lower SOFR, although, so far the, interest rate market is not pricing, much lower rates despite the recent market moves.

And so, so that thing of volatility laundering, which is like just about the best two word quote for it to talk about what’s pro- wrong with Wall Street ever, is like, that should be the title of what’s happening here is that for too long, you know, the problems were masked and now they’re, now they’re, the, you know, the curtain gets pulled back and Cliff was absolutely right and, and it took a while and in the meantime, because it took a while, the industry is two and a half trillion.

Katie Greifeld:

Something I’m curious about is the path forward for you because, okay, we’ll find out in mid-April if you, you know, get hit at 65, maybe you’ll get oversubscribed, which would certainly be informative, but what happens if you don’t really get any hits? Like do you then raise your bid? What is the path forward from there?

Boaz Weinstein:

I don’t know. Have you, have you not met me before? <Laugh> Do you, do I just go, do I just put my bowling ball in the bag and go home? No, let me, let me give you the answer there, the, instead of trying to be, funny about it, when I put that bid in, the markets were in a certain state.

Katie Greifeld:

Yeah.

Boaz Weinstein:

One quarter later, you know, are people going to sell to me when redemptions were 9%? Maybe, maybe not. If redemptions are 20%, it stands to reason they’re more likely to sell. So, so like, I, I don’t give up easily, especially if we’re doing something, you know, that we think is of value to our, to our clients, but I, I really think, if the market gets worse, then it’s, it’s clear. I mean, then our bid probably goes lower.

Katie Greifeld:

Right.

Boaz Weinstein:

I think it’s clear that there’s a value to provide a bid when people need a bid and there isn’t one. And if we don’t get hit on any, yes, maybe our bid has to go up, and, or maybe it just, we were a little early.

Katie Greifeld:

It’s interesting that you went to bowling as the example of the sport.

Boaz Weinstein:

I am, I’m a sub 100 average bowler. My best sport and is not saying much is tennis and I’m like a three and a half USTA. So, so it’s, it’s, you know, unless you want to call it chess a sport, I, I, I guess ... Yeah, well yeah, I, I, I put my chess pieces in the bag and went home. Yes. There you go. You got me.

Matt Levine:

<Laugh> - <laugh>

Boaz Weinstein:

I stunned you. No. Stunned silence for the first moment.

Katie Greifeld:

- I do want to ask about DATs, but that’s,

Matt Levine:

That’s a- Yeah, we’re, we’re, we’re running up on time, so let’s talk about DATs. <Laugh>

Katie Greifeld:

Oh my God.

Boaz Weinstein:

Oh my God.

Katie Greifeld:

DATs, digital assets.

Boaz Weinstein:

Talk about a car crash.

Katie Greifeld:

Oh, well, let’s talk about the car crash. There’s a bunch of DATs, digital asset treasury companies that are trading at discounts to NAV right now. Would that entice you? You seem like a busy man, but ...

Boaz Weinstein:

Well, look, there are a couple of things that no one would disagree with about the crypto market. One is that various less than white shoe characters, are present in it, you know, as evidenced by the number of that have gone to jail, been released from jail thanks to some donations or otherwise. And, and so that world does, it has some, really ethical, awesome people, and then it, and as, you know, some others, and I think one of the issues for us w- with DATs, which we don’t have with closed-end funds is that, or, or, or, and, you know, again, if someone can educate us or, or BDCs, I was gonna say, we, you’re always worried about, as an activist, if you wanted to actually be an activist, that they’re going to do something really dilutive, you know, like effectively a poison pill.

And I don’t believe that, that it is impossible, may not be easy, I don’t believe it’s impossible for a DAT to issue shares way below NAV, maybe even, you know, well below the share, the price it’s trading at to a select group of investors. And if they issued it to everyone, you’d say, okay, I can get my pro rata portion, but I would hate to buy something at a 35% discount to NAV, find that they issue a lot of shares at 50 to a select group, and now, you know, I’ve been, I’ve been diluted. We saw, the threat of a, a poison pill on a closed-end fund that we owned. We went to court, the court sided with us, but the manager did it for four straight quarters, and that was a closed-end fund. The second thing about debts is- Is

Matt Levine:

That just because like a data’s not a 40 Act fund?

Boaz Weinstein:

I don’t, yeah, I don’t, I’m, I’m not sure, but I, I believe they can, it, because it’s not a, well, because it’s not a close-end fund, close-end funds, they cannot do dilutive, offerings without offering them to everyone. And then the second thing is like, you know, all right, it’s one thing for Elon Musk want to, wanting to pay himself a trillion dollars, but, you know, I think a DAT, can decide it wants to pay its CEO a lot of money and have a handpicked board and basically take money out that way. But I, I would say, you know, one of the cool things I think about your job is you can always go to, like, where it’s hot and interesting. Yeah. And I would say that’s also one of the cool things about my job is I’m supposed to stay in my sandbox, but my sandbox of RV and mispricings, you know, it, it doesn’t include, what was that company called MoviePay or MoviePhone or whatever- MoviePass, yeah.

Movie Pass. Like, you know, like that, that was a fun one that I just was a reader about, but like, but like what’s, I think one neat thing about this space is the ability to break new ground or do something new in a space that’s central to a lot of investors as evidenced by the size of the market. So I am really enjoying like kind of exploring the creative side of trying something new and let’s, let’s hope, you know, for, I’m hoping that it doesn’t lead to nothing, but if it does and we don’t get hit, it’s not the end of the world, but I, , I’m really enjoying rolling up my sleeves and learning about this space even more deeply.

Matt Levine:

Right. And if you do get hit, you’ll be a little more nervous. It’s not that big.

Boaz Weinstein:

Yeah. By the way, if I get hit and things change a lot, I’m happy to, you know, come back on or whatever. You know, like the, I think what’s neat about this is this story will continue to be a story. I don’t mean my part of it, but the private credit market, this is the story.

Katie Greifeld:

You’re gonna keep bowling.

Boaz Weinstein:

Keep playing chess.

Katie Greifeld:

My big takeaway, I wanna launch a shop called Black Owl. I feel like that’s the only- Yeah, it’s the only

Matt Levine:

Yeah, it’s the only iteration- only white space. Only, only blue space. <Laugh>

Katie Greifeld:

Cool.

Matt Levine:

All right. That was the Money Stuff podcast. Thanks to, Boaz Weinstein for coming on.

Katie Greifeld:

Thanks

Boaz Weinstein:

To both of you.